Exhibit 99

For release: November 9, 2006

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports third quarter earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced third quarter net income of $9,271,000 or 75 cents per basic share, compared to $7,967,000 or 65 cents per basic share in the third quarter of 2005, an increase of 16.4%.

Net income for the nine months ended September 30, 2006 was $25,054,000 or $2.04 per basic share, compared to $18,789,000 or $1.54 per basic share for the same period in 2005, an increase of 33.3%. Revenues increased to $143,768,000 for the third quarter of 2006 compared to $137,723,000 for the same period a year earlier. Revenues for the nine months ended September 30, 2006 increased to $421,388,000 compared to $402,768,000 for the same period in 2006.

Additions of 60 beds and 30 beds were completed at two long-term care centers during the third quarter, and construction is progressing on two other 60-bed additions.

NHC provides services to 74 long-term health care centers with 9,185 beds. NHC also operates 30 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

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NHC reports third quarter earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)	Three Months Ended Sept. 30	Nine Months Ended Sept. 30
	2006	2005	2006	2005
Revenues:
Net patient revenues	$128,689	$119,578	$375,979	$354,669
Other revenues	15,079	18,145	45,409	48,099
Net revenues	$143,768	$137,723	$421,388	$402,768

Costs and Expenses:
Salaries, wages and benefits	$72,798	$72,073	$223,839	$214,657
Other operating	41,660	38,083	121,075	112,858
Write-off (recovery) of notes receivable	---	---	(7,309)	1,000
Rent	10,178	10,424	30,808	31,235
Depreciation and amortization	3,588	3,759	10,472	11,201
Interest	241	387	761	1,195
Total costs and expenses	$128,465	$124,726	$379,646	$372,146

Income Before Income Taxes	15,303	12,997	41,742	30,622
Income Tax Provisions	(6,032)	(5,030)	(16,688)	(11,833)
Net Income	$9,271	$7,967	$25,054	$18,789

Earnings Per Share:
Basic	$.75	$.65	$2.04	$1.54
Diluted	$.71	$.62	$1.94	$1.47

Weighted average common shares outstanding
Basic	12,300,542	12,245,395	12,292,149	12,239,684
Diluted	12,969,936	12,795,922	12,921,595	12,768,531

Balance Sheet Data	Sept. 30	December 31,
(in thousands)	2006	2005
Cash, restricted cash and marketable securities	$213,271	$202,301
Current assets	283,973	260,579
Total assets	452,472	410,625
Current liabilities	165,113	147,191
Long-term obligations	25,530	27,571
Deferred lease credits	5,385	6,154
Deferred revenue	26,557	25,465
Stockholder's capital	228,416	203,059

Selected Operating Statistics	Three Months Ended Sept. 30,
	2006	2005
Per Diems:
Medicare	$332.50	$319.42
Medicaid	138.10	130.86
Private Pay and Other	191.46	192.19

Patient Days:
Medicare	92,359	85,033
Medicaid	288,910	290,172
Private Pay and Other	151,527	139,248
	532,796	514,453

Average Per Diem	$186.98	$178.63